FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

FDA APPROVES NEW MECHANISM OF ACTION LABELING FOR RANEXA®

PALO ALTO, Calif., December 18, 2007 – CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that the U.S. Food and Drug Administration (FDA) has approved new language for the product labeling for Ranexa® (ranolazine extended-release tablets) which describes the ability of ranolazine to inhibit the late sodium current at therapeutic levels.

Published data on ranolazine’s mechanism suggests that during ischemic episodes excess sodium can flow into cardiac cells through sodium channels. This excess sodium can trigger a subsequent overload of calcium that can lead to problems with proper contraction and relaxation of the heart. Late sodium current inhibition has been shown to improve mechanical and electrical dysfunctions of cardiac cells under these circumstances.

“We believe it is important for physicians to have as much information as possible on the mechanism of action for Ranexa and we are very pleased that the FDA has worked with us to add this new language to the approved product labeling,” said Louis G. Lange, CV Therapeutics chairman and chief executive officer.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. Complete product labeling is available at www.cvt.com.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics’ clinical and preclinical drug development candidates and programs include regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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